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                                                            EXHIBIT 10.01


                       DEVELOPMENT & MARKETING AGREEMENT

     This Agreement, effective as of June 1, 1998 (Effective Date), is by and between SC Corporation, a Delaware corporation carrying on business as SC Direct with a principal place of business at 21 Bristol Drive, South Easton, Massachusetts 02375 (SC), and CyberImaging Systems, Inc., a North Carolina corporation with offices at 6040A - 165 Six Forks Road, Raleigh, North Carolina 27609 (CI).

                                    PREAMBLE

     WHEREAS, CI has developed imaging software that can be used to process, modify and display scanned photos or digital images (the CI Software);

     WHEREAS, SC is engaged in the manufacture, distribution and sale of certain hair products, including without limitation, women's and men's wigs, hairpieces, hair care peripheral products and hats (as further defined herein, the SC Products);

     WHEREAS, CI and SC want to enter into an agreement pursuant to which CI will create a derivative work from the CI Software (the Joint Product) that will incorporate photographic images of the SC Products and other related information into the CI Software database for distribution (a) as part of a computer hardware and software system that can be used by hair salons to take digital photographs of customers for display and printing of images of hair styles and SC Products and facilitate try-on sessions (the Salon System); (b) to SC to facilitate direct catalog sales of SC Products by scanning non-digital photographs mailed in to SC for display and printing of images of individuals wearing SC Products (the Basic System); (c) on the Internet to facilitate home imaging SC Product try-on sessions (the Internet System); (d) as part of a computer hardware and software kiosk system to facilitate self-administered imaging and SC Product try-on sessions (the Kiosk System); and (e) as part of a portable computer hardware and software system to facilitate SC Product try-on sessions at various facilities and locations, including without limitation, hospitals, assisted care facilities and party-based marketing programs and other such venues as SC may deem appropriate (the Portable System);

     WHEREAS, CI will develop, maintain and sell or license the Joint Product and each of the Salon System, the Basic System, the Internet System, the Kiosk System and the Portable System (collectively, with the Joint Product, the Systems); the Systems will be co-branded under certain of the SC and CI Marks; SC and CI will both actively promote the Systems; and SC may act as a sales agent for CI in the distribution of the Systems;

     WHEREAS, CI will not develop, maintain, sell or license any software or system that directly or indirectly promotes any products that compete with the SC Products;

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, the parties covenant and agree as follows:

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1.   Definitions.  When capitalized in this Agreement, the following terms shall have the respective meanings set forth below:

Agreement means this Development & Marketing Agreement, as it may be amended from time to time.

CI Software has the meaning assigned thereto in the Preamble.

CI Customer List means a complete and accurate list of all of CI's customers including current phone numbers and addresses, as that list is updated from time to time pursuant to Section 6.2.

CI Mark(s) means any of the following marks: CYBERIMAGING and CYBERSTYLES VR and such other trademarks, trade names, symbols or identifying marks as CI may adopt from time to time for use in connection with the Systems.

CI's Standard License means the license pursuant to which purchasers of the Systems will be permitted to use the Joint Product, as set forth in Exhibit A attached hereto.

CI's Standard Sales Terms means the terms pursuant to which CI sells the Systems, as set forth in Exhibit B attached hereto.

Client Photograph means a non-digital photograph of a consumer's face.

Commission Schedule means the schedule attached hereto as Exhibit C.

Competing Business means the manufacture, sale, marketing or distribution of wigs, hairpieces, wig hair care peripheral products or hats or any other SC Product.

Genesis Agreement has the meaning assigned thereto in Section 3.1.

Implementation Schedule means Exhibit D attached hereto, which sets forth the implementation schedule for the Systems.

Joint Product has the meaning assigned thereto in the Preamble.

SC Product means any product manufactured, distributed or sold by SC and identified in Exhibit E attached hereto, as that Exhibit may be amended from time to time pursuant to Section 4.1 hereof.

Style Photograph means a photograph of a SC Product for use in any System database.

SC Mark(s) means any of the following marks: PAULA YOUNG; PAULA'S HAT BOX; CHRISTINE JORDAN; ESPECIALLY YOURS; CELEBRITY SECRETS; TOUCH OF CLASS; JACQUELINE COLLECTION; NATURAL IMAGE; and such other trademarks, trade names, symbols or identifying marks as SC may adopt from time to time for use in connection with the SC Products.

Term means the period from the Effective Date until this Agreement is terminated in accordance with its terms.

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2.  License Grants.

2.1 By SC. Subject to the terms and conditions of this Agreement, SC grants to CI a royalty-free, non-exclusive, worldwide right and license (a) to copy, use and display the Style Photographs; and (b) to use and display the SC Marks, in each case solely in connection with CI's licensing, distribution, marketing, advertising and promotion of the Joint Product as part of the Systems.

2.2 By CI. Subject to the terms and conditions of this Agreement, CI grants to SC (a) a royalty-free, non-exclusive, worldwide right and license to copy, use and display the Internet System for the marketing, advertising and promotion of SC Products and to permit users of the SC web site to use the Internet System (including without limitation, the right to download images) as it may be implemented on any SC web site; and (b) a royalty-free, non-exclusive, worldwide right and license to use and display the CI Marks solely in connection with SC's licensing, distribution, marketing, advertising and promotion of the Joint Product as part of the Systems.

3.  Exclusivity.

3.1  CI Obligations.  During the term of this Agreement and for a period of one
(1) year after the termination or expiration of this Agreement for any reason, CI and its affiliates shall not:

     (a) distribute or license to any third party any computer software that, in the good faith judgment of SC, competes with the Joint Product, including without limitation any CI Software that does not incorporate photographic images of the SC Product; or

     (b) incorporate into any CI Software any products of a third party who is engaged, directly or indirectly, in any Competing Business. CI further agrees not to enter into any agreement, directly or indirectly, including without limitation, a joint venture, marketing, development, branding, distribution, internet use or publication agreement, with any other third party engaged in any Competing Business. If, in connection with the Joint Product or any System, CI enters into any marketing or similar relationship or agreement with a third party which is not engaged in a Competing Business, SC and the SC Marks shall be accorded at least equal presence as CI and such third party in all signage, marketing and promotional materials displayed in or on or related to the Joint Product or System.

     Notwithstanding the exclusivity of this paragraph 3.1, it is understood and agreed that:

(i) CI may continue to offer the men's wig and hairpiece products of Genesis Industrial Corporation under the terms of the agreement dated April 1, 1998 between CI and Genesis Industrial Corporation (Genesis) (the Genesis Agreement); provided that, if the Genesis Agreement is eligible for renewal or terminates or expires for any reason, or Genesis defaults under the Genesis Agreement, then CI shall obtain SC's written approval before CI renews the Genesis Agreement or waives any default or enters into a contract with a third party concerning such products. or competing or similar products to those offered under the Genesis Agreement; AND

(ii) CI may offer the CI Software to hair salons that promote the products of a Competing Business except that in any such event, (A) under no circumstances shall CI incorporate or assist a third party in incorporating the products of a Competing Business into the CI Software; and (B) the SC Products shall not be removed from the CI Software, but the CI Software licensed to such hair salons will contain a mechanism to block out the SC Products. CI shall provide SC with quarterly reports listing all hair salons which have been

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licensed such CI Software embodying the "block-out" feature.

3.2 SC Obligations. During the term of this Agreement, SC shall not promote the imaging software of any third party, other than the CI Software; provided however, that SC may incorporate the SC Products into other imaging software systems.

4.  Development Obligations.

4.1 Photography. SC shall, in accordance with the Implementation Schedule, provide the initial Style Photographs to CI. SC shall bear all costs associated with photographing the SC Products. From time to time but no more frequently than four (4) times per year, as SC makes changes (including modifications, additions or deletions) in the SC Product line, SC may provide updated Style Photographs to CI.

4.2 Development. CI shall, in accordance with the Implementation Schedule, incorporate the initial Style Photographs into the CI Software database to create the Joint Product. Within sixty (60) days after each receipt from SC of updated Style Photographs, CI will revise the Joint Product and make available a new release including the updated Style Photographs. CI shall bear all costs (other than as provided in Section 4.1) associated with, or related to, the development, update, maintenance and distribution of the Joint Product and the Systems.

4.3 Basic System & Salon System. In accordance with the Implementation Schedule, CI will develop the Basic System and the Salon System.

4.4 Additional Development. In accordance with the Implementation Schedule, SC and CI will jointly create specifications and mutually agree on milestones for the development by CI and joint promotion of (a) the Internet System for implementation on SC's web site; (b) the Kiosk System; and (c) the Portable System. Such development shall be undertaken by CI at its own expense and the resulting Systems will be jointly marketed and distributed by CI and SC pursuant to the terms and conditions of this Agreement.

4.5 Marks. The Joint Product will display the SC Marks prominently in at least equal size, frequency and proportion as other CI product sponsors, including affixing such marks on the System components, on display screens in the Joint Product and on hard copy output from the System; provided that the SC Marks shall be the dominant brand names on the Kiosk System and the Portable System. All SC Product depictions shall be appropriately identified as SC Products and will bear SC trademark notices indicating ownership of the SC Marks by SC's affiliate, SC Licensing Corp., and SC copyright legends, as applicable.

4.6 Acceptance. Release of each version of the Joint Product and the Systems shall be subject to acceptance testing and inspection by SC to ensure that depictions of SC Products and SC Marks meet SC's quality standards, as further described in Section 6.8 and Section 8, and to ensure that the Joint Product and Systems perform as contemplated herein. CI shall not release or distribute any Joint Product or System without SC's written approval.

5. System Purchase. After successful completion of acceptance testing of the Basic System pursuant to Section 4.6, SC shall purchase from CI two (2) Systems, one System for use in the United States and one System for use in the United Kingdom, in accordance with the CI Standard Sales Terms attached to this Agreement as Exhibit B. The purchase price for the two (2) Systems shall be the net amount of the list price for the Systems minus commission payments of SC in accordance with Section 6.1 of this Agreement. SC's use of the Joint Product as part of each of the Systems shall be subject to CI's Standard License except:
(a) that such license shall be a license for an unlimited number of users (i) in the United States, as administered

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from SC's head office at the address first written above; (ii) in the United
Kingdom at any one site, each without payment of any additional fees by SC; and
(b) to the extent that any term set forth therein inhibits SC's ability to use the System to serve its customers, as contemplated hereby.

6.  Promotion & Sales.

6.1 Appointment of SC as Sales Agent; Commissions. Subject to the terms and conditions of this Agreement, CI hereby appoints SC and SC accepts appointment as CI's non-exclusive sales agent for licensing and sales of the Joint Product and the Systems, respectively throughout the world. Except as the parties may otherwise agree, all (a) Joint Product licensing will be in accordance with CI's Standard License and will result in a direct license between the licensee and CI; and (b) System sales will be made upon CI's Standard Sales Terms and will result in a direct sale between CI and SC's customer. SC may elect either (1) to pass sales leads to CI, in respect of which SC shall receive no compensation; or (2) to consummate the license and sale as CI's sales agent, in which case, CI shall pay to SC, no later than 30 days after the date of such license and sale a commission in accordance with the Commission Schedule. Prices at which SC may consummate the license and sale on CI's behalf shall be CI's then published retail prices; provided that SC may elect to discount up to the amount of its commission and in such event, CI shall be entitled to deduct the discount from the commission owed to SC.

6.2 Customer Lists. Within thirty (30) days of the Effective Date, CI shall provide to SC the CI Customer List. CI shall provide SC with quarterly updates to the CI Customer List, throughout the Term. SC shall treat the CI Customer List as Confidential Information, but is specifically permitted to use the list to sell SC Products.

6.3 Publicity. The parties will agree upon and issue a joint press release about the parties' relationship under this agreement and the Joint Product in accordance with the Implementation Schedule. After implementation of the Basic System by SC, SC will serve as a customer reference for CI.

6.4 Meetings. The parties will hold quarterly meetings on dates and locations to be mutually agreed upon by the parties to review the status of the matters contemplated by this Agreement.

6.5 Promotional Efforts. SC and CI shall each use commercially reasonable efforts to promote the Joint Product and the Systems after each is accepted by SC.

6.7 SC Product Sales. The parties agree that CI is not a sales agent for SC and that to the extent that distribution and use of the Systems results in any sales of SC Products, CI shall not be entitled to compensation of any kind in respect of such sales.

6.8 Promotion, Merchandising and Advertising. All packaging, merchandising, advertising and promotional materials relating to the Joint Product (the Promotional Materials) prepared by or on behalf of either party will be subject to the express prior written approval of the other party. In the event that the reviewing party fails to provide written approval of any Promotional Materials to the originating party within ten (10) business days after receipt of the Promotional Materials by the reviewing party, such Promotional Materials will be deemed approved by the reviewing party.

6.9 System Support; Customer Complaints. CI will be solely responsible for supporting the Joint Product and the Systems and responding to all consumer complaints and inquiries concerning the Joint Product and the Systems in a timely and appropriate manner; provided that to the extent that any such complaint or inquiry relates to any SC Mark or SC Product, CI's response will be coordinated with, and subject to the prior

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approval of, SC. CI will provide SC with reasonably detailed written periodic reports with respect to all such complaints and inquiries (including, but not limited to, number, timing, nature and status) in a manner and on a schedule to be mutually agreed upon by CI and SC.

7.   Confidentiality.

7.1 Definition. Confidential Information means all information that (i) is or has been disclosed to either party (the Receiving Party) or its representatives by the other party (the Disclosing Party); and (ii) relates to the Disclosing Party's past, present or future business activities.

7.2 Disclosure, Use & Rights. Each of CI and SC has disclosed and may continue to disclose certain Confidential Information to the other solely for use in connection with the transactions contemplated hereby. Each of the parties represents and warrants that it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement. Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement, including (in the case of SC) the use of the System in accordance with the provisions of the Agreement and (in the case of CI) the performance of its obligations under this Agreement. Each party acknowledges that it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s).

7.3 Nondisclosure. All Confidential Information of a Disclosing Party will be received and held in strict confidence by the Receiving Party. Each party will restrict disclosure of the other party's Confidential Information to those of its employees to whom it is necessary to disclose such Confidential Information to perform its obligations under this Agreement. Each of the parties shall bear the responsibility for any breach of confidentiality by its respective employees and third party contractors. Each party shall use efforts fully commensurate with those employed by it for the protection of its own Confidential Information (and in any event, no less than commercially reasonable efforts), to protect the Confidential Information of the other party.

7.4 Exclusions. Confidential Information shall not include the following: (i) any information that the Receiving Party can show was in its possession prior to the disclosure to it by the Disclosing Party; or (ii) any information that comes into the possession of the Receiving Party, its agents or employees from a third party who is under no obligation to the Disclosing Party to maintain the confidentiality of such information; (iii) any information that becomes generally known other than through any act of the Receiving Party, or its employees or agents; and (iv) any information that was developed by employees or agents of the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party. The Receiving Party bears the burden of proving these exceptions. If a portion or aspect or Confidential information meets any of the foregoing exceptions, only that portion or aspect shall not be governed by the confidentiality obligations herein and all other portions and aspects of such Confidential Information shall remain subject to these confidentiality provisions.

7.5 Required Disclosures. In the event the Receiving Party receives a subpoena, or other validly-issued administrative or judicial process, requesting that Confidential Information of the Disclosing Party be disclosed, it will promptly notify the Disclosing Party of such receipt. The Receiving Party receiving such request will thereafter be entitled to comply with such subpoena or other process, only to the extent required by law.

7.6 Return of Confidential Information. Either Disclosing Party may at any time notify the Receiving Party that the Receiving Party must return the Disclosing Party's Confidential Information. Each party hereby

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agrees to, within ten (10) days of such notification: (i) return all documents and tangible items it or its employees or agents have received or created pursuant to the Agreement pertaining, referring or relating to the other party's Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the Disclosing Party.

7.7 Breach. If either party learns of any breach of this Section 7, it shall promptly notify the other party. Breach or threatened breach of this Section 7 could cause irreparable harm to the affected party and such party shall be entitled, without first exhausting other remedies or procedures, to equitable relief, including injunctive relief, in addition to all of its other rights and remedies at law or in equity that may be available to it.

8. Marks. Use by either party hereunder (Licensee) of the other party's (Licensor's) marks (the SC Marks or the CI Marks, as applicable, the Licensor Marks), is subject to the following requirements:

8.1 Use. Licensee shall not use Licensor Marks without Licensor's express prior written consent to each such use. Licensee will not use any of the Licensor Marks in any way which would cause any person reasonably to infer, or would otherwise convey the impression, that Licensee is in any way affiliated with or otherwise acting on behalf of Licensor, except as expressly permitted herein. If Licensor determines that Licensee is using or displaying the Licensor Marks in a manner that is or may be detrimental to Licensor's interest, Licensor may issue reasonable instructions to Licensee concerning the manner, if any, in which Licensee may continue to use Licensor Marks. Licensee will promptly comply with such instructions or cease the use or display in question, including modifying the Joint Product or Systems, as required. Each Licensee acknowledges that the provisions of this Section 8 do not convey to Licensee any right (except as expressly provided herein), title or ownership interest in the Licensor Marks. The license granted herein does not include the right to grant sublicenses, except to the limited extent required to perform its obligations hereunder.

8.2 Quality; Inspection. Licensee shall ensure that the quality of products manufactured, licensed, sold or distributed under the Licensor Marks is no less than the level of quality maintained for products currently offered by Licensor under the Licensor Marks. In order to determine Licensee's compliance with this
Section 8.2, Licensor or its authorized representative may inspect and test, at reasonable times and under reasonable circumstances, all use of the Licensor Marks by Licensee and all underlying goods, including without limitation, computer software and hardware. Each product produced or distributed hereunder shall comply with all applicable laws and regulations and shall conform in all respects to the sample approved by Licensor. In the event of any deterioration or nonconformity in the quality of a product licensed or sold under any Licensor Mark, (as determined by Licensor in good faith), Licensor may, in addition to other available remedies, by notice to Licensee, require that such product be immediately withdrawn from the market and Licensee shall promptly cause such withdrawal.

8.3  Notification & Defense.   Licensee will promptly notify Licensor upon
becoming aware of any improper use or infringement of the Licensor Marks and will reasonably cooperate with Licensor (at Licensor's request and expense) in the defense and protection of the Licensor Marks.

9. Representations & Warranties. Each party represents and warrants to the other that: (a) it has the right, power and authority to enter into and perform its obligations under this Agreement; (b) the individual executing this Agreement is authorized to do so; (c) neither the execution nor the performance of this Agreement will result in any breach of any of such party's other contracts or obligations; (d) it owns or has sufficient rights and interests to grant the rights granted by it herein; (e) neither the grant by such party nor

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the use by the other party of such rights infringe or misappropriate the intellectual or proprietary rights of any third party; and (f) it is sufficiently staffed and equipped to fulfill its obligations under this Agreement.

10.  Indemnification

10.1 Infringement Indemnification By CI. At its sole expense, CI shall defend, indemnify and hold SC, its directors, officers, shareholders, employees, affiliates, partners, agents, successors, assigns and customers harmless from and against any claims (and any liabilities, judgments, penalties, losses, costs, damages and expenses, including reasonable attorneys' fees, resulting therefrom) that use by SC of the CI Marks and Confidential Information in accordance with this Agreement or that anyone's use of the Joint Product or Systems (other than the SC Marks or the Style Photographs) infringes or misappropriates any copyright, trademark, industrial design, U.S. patent or other intellectual property right, provided that CI is given prompt notice and control of detailed information with regard to any such claim, suit or proceeding.

10.2 Infringement Indemnification By SC. At its sole expense, SC shall defend, indemnify and hold CI, its directors, officers, shareholders, employees, affiliates, partners, agents, successors, assigns and customers harmless from and against any claims (and any liabilities, judgments, penalties, losses, costs, damages and expenses, including reasonable attorneys' fees, resulting therefrom) that use by CI of the SC Marks and Confidential Information in accordance with this Agreement or that anyone's use of the SC Marks or Style Photographs within the scope of the license granted herein infringes or misappropriates any copyright, trademark, industrial design, U.S. patent or other intellectual property right, provided that SC is given prompt notice and control of detailed information with regard to any such claim, suit or proceeding.

10.3  Other Claims.    Each party (the Indemnitor) will defend, indemnify and
hold harmless the other party, its directors, officers, shareholders, employees, affiliates, partners, agents, successors, assigns and customers (the Indemnitees) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney's fees) or liability that may result from, arise out of or relate to: (a) bodily injury or property damage in connection with Indemnitor's performance under this Agreement or in the case of CI as Indemnitor, the CI Software, the Joint Product or any System or, in the case of SC as Indemnitor, the SC Products, in each case only to the extent finally determined to not to have resulted from Indemnitee's negligence or willful misconduct; (b) in the case of SC as Indemnitor, warranty or similar claims as to SC Products; and (c) in the case of CI as Indemnitor, warranty or similar claims as to CI Software, the Joint Product or the Systems.

10.4 Procedure. To receive the benefit of the foregoing indemnities, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and tender to the indemnifying party full authority to defend or settle the claim or suit. Neither party has any obligation to indemnify the other party in connection with any settlement made without the indemnifying party's written consent. The indemnifying party may not settle such claim or suit without the consent of the indemnified party, which consent shall not be unreasonably withheld. The indemnified party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.

11. Insurance. During the term of this Agreement, each party will obtain and maintain, at its own expense with reputable carriers and in form reasonably acceptable to the other party, product liability insurance (with vendors broad form endorsement) with coverage at least as extensive as are customary under the circumstances and limits of at least two million dollars ($2,000,000). Each party will furnish to the other party, upon request, a certificate or other evidence satisfactory to such other party of compliance with the provisions of this Paragraph 11.

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12.  Termination.  This Agreement may be terminated by either party at any time upon written notice thereof to the other party (a) if the other party commits a material breach of this Agreement, which breach has continued uncured for at least thirty (30) days after written notice of such breach from the terminating party; or (b) if the other party makes any assignment for the benefit of creditors or files a petition in bankruptcy, or is adjudged bankrupt, or becomes insolvent, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by another name or term; or (c) in the event of a change of control of the other party or a sale of all, or substantially all, of its stock or assets or in the event the other party acquires a controlling interest in, or substantially all the assets of, any third party (or division thereof), in each case only if the new controlling party manufactures, markets or distributes one or more products which the terminating party reasonable deems to compete with any product of the terminating party or its affiliates. Termination of this Agreement will not affect the duty of either party to perform obligations incurred hereunder prior to such termination. The provisions of Sections 7, 8, 9, 10 and 14 shall survive the termination or expiration of this Agreement.

13. Preemptive Rights. If CI offers to issue securities (CI Securities) of any kind (including without limitation, debt or equity but excluding an increase in a CI employee stock option plan) to any person or entity (an Offeree) at any time from the Effective Date through the second anniversary of the Effective Date, then on each such occasion, CI shall give SC ninety (90) days written notice in advance of such issuance and copies of any offering memorandum or prospectuses and SC may, at its sole option, purchase up to twenty-five percent (25%) of the offered CI Securities upon the same terms and conditions offered to such Offeree.

14.  General

14.1 Relationship of Parties. This Agreement is not intended to, and should not be deemed to, create any partnership, agency, joint venture or similar relationship between SC and CI. Each party will act hereunder solely as an independent contractor and neither party will have any power or authority to directly or indirectly bind or act on behalf of the other party.

14.2 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by either party except with the express prior written consent of the other party.

14.3 Governing Law. This Agreement and all related business transactions will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without reference to principles of conflicts of law.

14.4 Waivers. No consent to or waiver of any breach or default in the performance of any obligations hereunder will be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, will not constitute a waiver of rights hereunder. No waiver hereunder will be effective unless it is in writing and executed by the party waiving the breach or default hereunder.

14.5 Severability. In the event any provision of this Agreement, in whole or in part, is invalid, unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, such provision will be replaced, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement will remain unaffected and in force provided, however, that if without such invalid or unenforceable provision the fundamental

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mutual objectives of the parties cannot be achieved, either party may terminate this Agreement without penalty by written notice to the other.

14.6 Force Majeure. In the event that acts of God, or contingencies beyond the reasonable control of either party interfere with or prevent the fulfillment by such party of its obligations hereunder, such obligations will be suspended until such time as such contingency or contingencies have terminated. Each party will promptly notify the other upon becoming aware that any such contingency has occurred or is likely to occur and will use its reasonable best efforts to minimize any resulting delay in or interference with the performance of its obligations hereunder. If such delay or interference continues for more than thirty (30) days, the other party may terminate this Agreement by written notice thereof to the non performing party.

14.7 Entire Agreement; Amendment. This Agreement represents the full understanding of the parties hereto and supersedes any prior or contemporaneous oral or written agreements between the parties concerning the matters contemplated herein. This Agreement may not be changed or modified except by written agreement signed by a duly authorized representative of each party. In the case of any conflict between the provisions of this Agreement and CI's Standard License, the provisions of this Agreement shall govern.

14.8 Notices. All notices, requests and other communications under this Agreement will be in writing and will be delivered by personal service or sent by nationally recognized overnight courier service, written telecommunication or registered or certified U.S. mail, postage prepaid, to the address of the addressee given in the first paragraph hereto or such other address as the addressee may request in writing from time to time in accordance with this paragraph. All such communications will be deemed effective on the earlier of
(a) actual receipt or (b) if sent by courier service, on the date following the date presented to the courier service or (c) if sent by written telecommunication on the sending date (subject to the confirmation of receipt in complete, legible form) or (c) if sent by U.S. mail, five (5) business days after delivery to the U.S. Postal Service.

14.9 Remedies. All remedies available to either party in connection with this Agreement are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be deemed an election of such remedy to the exclusion of other remedies.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized representative thereof as of the date first written above.

SC CORPORATION                      CYBERIMAGING SYSTEMS, INC.

By:       /s/ Stephen M. O'Hara     By:     /s/ Hal E. Wilson
          ---------------------             -----------------

Name:     Stephen M. O'Hara         Name:   Hal E. Wilson
          ---------------------             -----------------

Title:    President                 Title:  President
          ---------------------             -----------------

                                   EXHIBIT A

                             CI's Standard License

1. LICENSE. In consideration of your payment of the license fee, Cyber Imaging Systems, Inc. grants END USER (CITY, STATE) a nontransferable and nonexclusive license to use the enclosed proprietary software program and any documentation relating thereto (collectively referred to as the "Program") on a single computer at a single location. If you wish to use the Program on more than one computer at a time, you must obtain a new and separate Software License Agreement from Cyber Imaging Systems, Inc. for each additional computer. You assume all responsibility for the selection of the Program to achieve your intended results and for the installation use, and results obtained from the program.

2. PROGRAM OWNERSHIP. You own the physical media on which the Program is originally or subsequently recorded or fixed. This Agreement does not transfer title and ownership of the Program or any underlying rights, patents, copyrights, trademarks and trade secrets.

3. RESTRICTIONS. The Program, including the accompanying documentation, is copyrighted. Unauthorized copying of the Program, including a Program that has been modified, merged, or included with other software program(s) is expressly forbidden. You may not copy the documentation accompanying the Program. You may make one copy of the program (excluding accompanying documentation) into any machine readable or printed form solely for backup purposes in support of your use of the Program on a single computer (certain portions of the Program, however, may include mechanisms to limit or inhibit copying). You must reproduce and include the Proprietary Notices (as defined below) on the backup copy. You must maintain accurate record of the location of the backup copy at all times. You may not electronically transfer the Program from one computer to another over a network. You may not distribute copies of the Program to others. You may modify the Program and/or merge it into another program for your use on a single computer. Any portion of this Program merged into another program will continue to be subject to the terms and condition of this Agreement. You may not modify, adapt, translate, reverse engineer, decompile, or disassemble, or in any manner decode the Program in order to derive source code. You may not use or distribute any portion of the Program over the Internet. You agree to never remove any patent, copyright, trademark, or other proprietary notices (collectively referred to as the "Proprietary Notices") or product identification affixed to the Program.

Any attempted sublicense assignment, rental, sale, or other transfer of the Program or any right thereto shall be null and void. You may not use, copy, or modify the Program, or any copy, modification, or merged portion, in whole or in part, except as expressly provided in this agreement.

4. TERM. The license granted under this Agreement is effective until terminated. You may terminate it at any other time by destroying the Program together with all copies, modifications, and merged portions in any form. It will also terminate if you fail to comply with any term or condition of this Agreement; you agree upon such termination to destroy the Program together with all copies, modifications, and merged portions in any form, and to certify to Cyber Imaging Systems, Inc. that they have been destroyed. Upon termination there will be no refund of any monies or other consideration paid by you.

5. LIMITED WARRANTY. The Program is provided "as is" without warranty of any kind, either expressed or implied, including, but not limited to the implied warranties of merchantability and fitness for a particular purpose. The entire risk as to the usability and performance of the Program is with you. Should the Program prove defective, you (and not Cyber Imaging Systems, Inc. or an authorized representative) assume the entire cost of necessary servicing, repair or correction.

Cyber Imaging Systems, Inc. does not warrant that the functions contained in the Program will meet your requirements or that the operation of the Program will be uninterrupted or error free. However, Cyber Imaging Systems, Inc. warrants the media on which the Program is furnished to be free from defects in materials and workmanship under normal use for a period of one (1) year from the date of delivery.

6. LIMITATIONS OF REMEDIES. Cyber Imaging Systems, Inc.'s entire liability and your exclusive remedy shall be (i) the replacement of any media not meeting Cyber Imaging Systems, Inc.'s "Limited Warranty" and which is returned postage prepaid to Cyber Imaging Systems, Inc. or an authorized representative with proof of payment, or (ii) if Cyber Imaging Systems, Inc. is unable to deliver replacement media which is free from defects in materials or workmanship, you may terminate this Agreement by returning the Program and your money will be refunded.

In no event will Cyber Imaging Systems, Inc. be liable to you for any damages, including any lost profits, lost savings, or other incidental or consequential damage arising out of the use or inability to use such Program (whether based on any action or claim in contract, tort, or otherwise) even if Cyber Imaging Systems, Inc. has been advised of the possibility of such damages, or for any claim by any other party.

7. GENERAL. Cyber Imaging Systems, Inc. provides this Program and licenses its use in the United States, Canada, United Kingdom, Italy, Israel, Russia.

This agreement will be governed by the laws of the State of North Carolina. Should you have any questions concerning this agreement, please contact Cyber Imaging Systems, Inc. 6040A-165, Raleigh, NC 27609.

You acknowledge that you have read this agreement, understand it, and agree to be bound by its terms and conditions. You further agree that it is the complete and exclusive statement of the agreement between us which supersedes any proposal or prior agreement, oral or written, and any other communications between us relating to the subject matter of this agreement.

                                   EXHIBIT B

                           CI's Standard Sales Terms

Component Price Summary

CyberImaging Software              $3,495
Hi-Resolution Camera                1,249
Quartz Lighting                       175
Digital Video Card                    699
Blue Matte Backdrop                   191
Pentium Computer                    1,467
15" Color Monitor w/Speakers          478
Cabinet w/Light & Camera Mounts       355
Sony Digital Color Printer            575
On-Site Installation                  265
Power Protection Manager               46

Total Turn-Key Investment          $8,995

Pentium Computer:
133 MHz 32 MB Ram 2.1 GB Hard Drive
Diamond Stealth 3D Video Card
20X CD-Rom Drive, 1.44 floppy drive
US Robotics 33.6 internal modem
Keyboard mouse, Windows 95
1-yr on site warranty, next business day service

Add-ons and Upgrades:
Custom Cabinets and Laminates, on request
VCR (4-head RCA), add $339
Upgrade to Pentium 166 w/MMX, add $195
Upgrade to Pentium 200 w/MMX, add $298
Upgrade to Pentium 233 w/MMX, add $398
Upgrade to 57.6 internal modem, add $149
Upgrade to 3.1 GB hard drive, add $1455
Upgrade to 4.1 GB hard drive, add $2255
Viewsonic 17" Monitor w/Speakers, add $295
Touchscreen 15" Monitor, add $300

Other:
1-day 'Fast Start' Marketing Program $500
'Try Our Styles On for Size' Posters $2.50
'Preview the New You' Mirror Decals $1.50

Visa and MasterCard accepted, cash welcomed

                                   EXHIBIT C

                              Commission Schedule

 ANNUAL
SOFTWARE       % COMMISSION ON
LICENSES      HARDWARE/SOFTWARE       APPROX. $ PER SALE
--------      -----------------       ------------------
1-10                  6%                    $  540
11-50                10%                    $  899
51-100               15%                    $1,349
100-150              20%                    $1,799
151+                 25%                    $2,249

The per annum count for the first year shall begin on the date of the first System Sale by SC as sales agent for CI and shall begin anew on each anniversary thereof.

                                   EXHIBIT D

                            Implementation Schedule

SYSTEM                  DELIVERABLE                        IMPLEMENTATION DATE
------                  -----------                        -------------------

Salon/Basic    First photoshoot of SC Products             June 15, 1998

               Installation of first Basic System at SC    June 15, 1998

               Subsequent photoshoot of SC Products        On or before July 15,

               First release of Salon System including 40
               SC styles                                   July 15, 1998

               Upgrade of Salon System with balance of
               SC styles                                   September 15, 1998

Portable       Portable System                             September 30, 1998

Kiosk          Cabinet design and payment                  September 30, 1998

               Kiosk System                                1st quarter of 1999

Internet       Internet System                             2nd quarter of 1999

                                   EXHIBIT E

                                  SC Product

Wigs
Hairpieces
Wig accessories including but not limited to shampoos, conditioners, wig liners and brushes
Wig hair care peripheral products
Hats
Turbans
Women's fashion accessories including but not limited to shoes, handbags, jewelry, scarves and women's apparel.